Exhibit 99.2
Vangent Inc.
Pro Forma Condensed Combined Financial Information (Unaudited)
The following unaudited pro forma condensed combined balance sheet data as of December 31, 2009, and the unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2009, and for the six months ended July 3, 2010, are derived from the consolidated financial statements of Vangent and Buccaneer and give effect to the Acquisition. The unaudited pro forma condensed combined balance sheet data are presented as if the Acquisition had occurred as of December 31, 2009, and the unaudited pro forma condensed combined statements of operations data are presented as if the Acquisition had occurred on January 1, 2009.
The Acquisition has been accounted for under the acquisition method of accounting, under which the total purchase consideration is allocated to assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill.
The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not purport to reflect the results the combined company may achieve in future periods or the results that would have been obtained had Vangent and Buccaneer been a combined company during the periods presented. The unaudited pro forma condensed combined financial information does not include the effects of any operating efficiencies or cost savings that may be achieved or acquisition and integration expenses.
The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with (i) the consolidated financial statements of Vangent included in its annual report on Form 10-K for the year ended December 31, 2009, and its quarterly report on Form 10-Q for the three months ended July 3, 2010, and (ii) the consolidated financial statements of Buccaneer included as Exhibit 99.1 to this current report on Form 8-K/A (amending the current report on Form 8-K filed by Vangent on September 21, 2010).

Vangent, Inc.
Pro Forma Condensed Combined Balance Sheets Data (Unaudited)
December 31, 2009
(in thousands)

			Pro Forma
	Vangent, Inc.	Buccaneer	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$44,638	$803	$16,000	(a)
			(64,099	)(b)	$(2,658)
Trade receivables, net	109,846	17,850	—		127,696
Prepaid expenses and other assets	10,353	169	—		10,522
Assets of discontinued operations	15,036	—	—		15,036

Total current assets	179,873	18,822	(48,099)		150,596

Property and equipment, net	25,124	7,371	(5,187	)(c)	27,308
Intangible assets, net	151,860	—	25,792	(d)	177,652
Goodwill	268,212	—	27,935	(d)	296,147
Deferred debt financing costs and other	8,433	151	—		8,584
Assets of discontinued operations	6,727	—	—		6,727

Total assets	$640,229	$26,344	$441		$667,014

Liabilities and Stockholder’s Equity
Current liabilities:
Current portion of long-term debt	$13,534	$4,580	$16,000	(a)
			(1,795	)(c)	$32,319
Accounts payable and accrued liabilities	62,402	6,518	—		68,920
Fair value of liability derivatives, current portion	2,447	—	—		2,447
Accrued interest payable	8,186	—	—		8,186
Deferred tax liability	5,628	—	—		5,628
Deferred revenue	3,976	755	—		4,731
Liabilities of discontinued operations	7,521	—	—		7,521

Total current liabilities	103,694	11,853	14,205		129,752

Long-term debt, net of current portion	406,832	632	(632	)(c)	406,832
Other long-term liabilities	7,194	—	—		7,194
Deferred tax liability	12,144	—	—		12,144
Liabilities of discontinued operations	502	—	—		502

Total liabilities	530,366	12,485	13,573		556,424

Stockholder’s equity:
Common stock	—	26	(26)		—
Additional paid-in capital	207,376	—	—		207,376
Accumulated other comprehensive loss	(14,949)	—	—		(14,949)
Retained earnings (accumulated deficit)	(82,564)	13,575	(13,575)		(82,564)

	109,863	13,601	(13,601)		109,863
Noncontrolling interest	—	258	469		727

Total stockholder’s equity	109,863	13,859	(13,132)		110,590

Total liabilities and stockholder’s equity	$640,229	$26,344	$441		$667,014

See notes to unaudited pro forma condensed combined financial information.

Vangent, Inc.
Pro Forma Condensed Combined Statements of Operations Data (Unaudited)
Year Ended December 31, 2009
(in thousands)

			Pro Forma
	Vangent, Inc.	Buccaneer	Adjustments		Combined

Revenue	$583,986	$64,818	$(1,013	)(e)	$647,791
Cost of revenue	490,500	57,216	(1,013	)(e)
			5,952	(f)	552,655

Gross profit	93,486	7,602	(5,952)		95,136
Selling, general and administrative expenses	58,390	2,008	—		60,398
Impairment charges for goodwill and intangibles	11,227	—	—		11,227

Operating income	23,869	5,594	(5,952)		23,511
Interest expense, net	34,289	216	546	(g)	35,051

Loss from continuing operations before income taxes	(10,420)	5,378	(6,498)		(11,540)
Provision (benefit) for income taxes	6,794	—	(448	)(h)	6,346

Income (loss) from continuing operations	$(17,214)	$5,378	$(6,050)		$(17,886)

See notes to unaudited pro forma condensed combined financial information.

Vangent, Inc.
Pro Forma Condensed Combined Statements of Operations Data (Unaudited)
Six Months Ended July 3, 2010
(in thousands)

			Pro Forma
	Vangent, Inc.	Buccaneer	Adjustments		Combined

Revenue	$409,043	$55,773	$(346	)(e)	$464,470
Cost of revenue	340,685	49,081	(346	)(e)
			2,645	(f)	392,065

Gross profit	68,358	6,692	(2,645)		72,405
Selling, general and administrative expenses	34,806	2,151	—		36,957

Operating income	33,552	4,541	(2,645)		35,448
Interest expense, net	15,598	10	201	(g)	15,809

Income from continuing operations before income taxes	17,954	4,531	(2,846)		19,639
Provision for income taxes	3,685	—	674	(h)	4,359

Income from continuing operations	$14,269	$4,531	$(3,520)		$15,280

See notes to unaudited pro forma condensed combined financial information.

Vangent Inc.
Notes to Pro Forma Condensed Combined Financial Information (Unaudited)
1. Acquisition of Buccaneer Computer Systems & Service, Inc.
On September 15, 2010, Vangent, Inc. (“Vangent”) completed the acquisition (“Buccaneer Acquisition”) of Buccaneer Computer Systems & Service, Inc. (“Buccaneer”). Buccaneer is a leading provider of IT services, infrastructure, secure data hosting and data analytics for the government healthcare market.
Vangent acquired all outstanding shares of Buccaneer stock in exchange for aggregate consideration of $64.1 million (the “Merger Consideration”). The Merger Consideration is subject to adjustment based on working capital and other adjustments. Pursuant to the terms of the Buccaneer Acquisition, $3.0 million of the Merger Consideration was placed in escrow to be used to satisfy certain tax obligations of Buccaneer. The amount of the Merger Consideration paid at closing, including the amount placed in escrow, was $60.0 million, of which $44.0 million was funded with available cash of $44.0 million and $16.0 million was funded with a variable-rate borrowing drawn on the senior secured revolving credit facility.
A wholly-owned consolidated subsidiary of Buccaneer that owns and leases real property to Buccaneer was not included in the Buccaneer Acquisition. The capital stock of the subsidiary was spun off as a dividend prior to closing.
The Buccaneer Acquisition has been accounted for under the acquisition method of accounting which requires the total purchase consideration to be allocated to the assets acquired and liabilities assumed based on estimates of fair value. The excess of the purchase consideration over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill.
The preliminary allocation of the purchase price is based on the best information available and is provisional pending, among other things, final agreement of the adjustment to the purchase price based upon the level of net working capital transferred at closing and the finalization of the valuation of assets and liabilities. During the measurement period (which is not to exceed one year from the acquisition date), additional assets or liabilities may be recognized if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets or liabilities as of that date. The preliminary purchase price allocation may be adjusted after obtaining additional information regarding, among other things, asset valuations, liabilities assumed and revisions of previous estimates.
A summary of the purchase consideration and a preliminary allocation of the purchase consideration based on estimates of fair value for the assets acquired and the liabilities assumed follows (in thousands) :

Purchase Consideration
Cash paid at closing	$60,000
Other adjustments, net	4,099

$64,099

Other purchase consideration adjustments, net, primarily represent an accrued acquisition liability of $4,129 relating to the Company’s election under Section 338(h) (10) of the Internal Revenue Code, and the expected settlement of the working capital adjustment.

Allocation of Purchase Consideration
Cash	$897
Accounts receivable	18,736
Property and equipment	2,262
Intangible assets	25,792
Goodwill	31,267
Other assets	2,427
Less: Liabilities assumed	(16,555)

Net assets acquired	64,826
Less: Noncontrolling interest	(727)

$64,099

Allocation of Intangible Assets Acquired
Customer relationships (eight year life)	$23,809
Non-compete agreements (three year life)	1,983

$25,792

The fair value of the intangible asset for customer relationships is based on customer contracts and relationships with existing customers and is expected to have an eight-year life. Amortization of the intangible asset for customer relationships is based on an accelerated method. Amortization of the intangible asset for non-compete agreements is based on the straight-line method. Amortization expense is included in cost of revenue.
Goodwill represents the excess of purchase consideration over the amounts assigned to tangible and intangible assets acquired and liabilities assumed. As a result of the election under Section 338(h) (10) of the Internal Revenue Code, the amount allocated to intangible assets and goodwill for tax purposes is expected to be tax deductible.
Buccaneer has a 70% ownership interest in Buccaneer Data Services, LLC, a joint venture that provides computer technical and other consulting services to an agency of the U.S. government. Buccaneer is entitled to a majority of the income and losses of the joint venture and has determined that it is the primary beneficiary. The joint venture is fully consolidated in the financial statements. Noncontrolling interest represents the remaining 30%.
2. Basis of Pro Forma Presentation
The unaudited pro forma condensed combined balance sheet data are presented as if the Acquisition had occurred as of December 31, 2009. The unaudited pro forma condensed combined statements of operations data are presented as if the Acquisition had occurred on January 1, 2009.
The unaudited pro forma results of operations data are derived from the consolidated financial statements of Vangent and Buccaneer and reflect pro forma adjustments relating to the Buccaneer Acquisition and associated borrowing that are of a recurring nature consisting of pro forma amortization of intangible assets, primarily acquired customer relationships, and pro forma interest expense on the associated borrowing. The unaudited pro forma results of operations data are being furnished solely for informational purposes and are not intended to represent or be indicative of the consolidated results of operations that the Company would have reported had these transactions been completed as of the dates and for the periods presented, nor are they necessarily indicative of future results.

3. Pro Forma Adjustments
The unaudited pro forma condensed combined financial information gives effect to fair value adjustments attributed to the Buccaneer Acquisition and the related revolving credit borrowing of $16.0 million by Vangent under its senior secured revolving credit facility. The purchase consideration has been preliminarily allocated to the assets acquired and liabilities assumed based on estimates of fair value.
The unaudited pro forma condensed combined financial statements do not include the effects of any operating efficiencies or cost savings that may be achieved or acquisition and integration expenses.
The pro forma adjustments to the unaudited condensed combined pro forma balance sheet data as of December 31, 2009 follow:
(a)	Revolving credit borrowing of $16.0 million under Vangent’s senior secured credit facility used to fund a portion of the total purchase consideration paid at closing.

(b)	Record purchase consideration of $64.1 million paid or to be paid by Vangent.

(c)	Remove building fixed assets and related mortgage debt of a wholly-owned consolidated subsidiary of Buccaneer that owns and leases real property to Buccaneer. Pursuant to the terms of the Buccaneer Acquisition, the capital stock of the subsidiary was spun off as a dividend prior to closing.

(d)	Record the fair value of intangible assets acquired for customer relationships of $23.8 million and non-compete agreements of $2.0 million, and record goodwill of $27.9 million as of December 31, 2009.
The pro forma adjustments to the unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2009, and for the six months ended July 3, 2010, are of a recurring nature and follow:
(e)	Eliminate intercompany revenue and costs for subcontracting services provided by Buccaneer to Vangent.

(f)	Record amortization expense for intangible assets acquired in the Buccaneer Acquisition based principally on an accelerated method.

(g)	Record interest expense related to the revolving credit borrowing of $16.0 million under the senior secured credit facility used to fund a portion of the purchase consideration based on variable rates.

(h)	The pro forma provision (benefit) for income taxes is based on the assumed transition of Buccaneer to taxable corporate status as a separate company and the tax effect of the pro forma adjustments.